EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-233912, 333-222433 and 333-208912) and Form S-8 (Nos. 333-222437, 333-205101, and 333-189551) of our reports dated May 15, 2020, relating to the 2019 consolidated financial statements and the effectiveness of BioLife Solutions, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

/S/ BDO USA, LLP

Seattle, Washington
May 15, 2020